Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Puma Biotechnology, Inc.

Los Angeles, California

We consent to the use in this Registration Statement on Form S-1 of our report dated March 29, 2012 relating to the financial statements of Puma Biotechnology, Inc. as of December 31, 2011 and 2010, for the year ended December 31, 2011, for the period from September 15, 2010 (date of inception) through December 31, 2010, and for the period from September 15, 2010 (date of inception) through December 31, 2011. We further consent to the reference to our firm in the section on Experts.

San Diego, California	/s/ PKF
September 28, 2012	PKF
Certified Public Accountants A Professional Corporation